Exhibit 10.1

Prologis Net Lease

THIS LEASE is made between Landlord and Tenant as of the Effective Date below.

1. General Defined Terms.
a)	Effective Date:/D1/_24 June 2024_________
b)	Landlord: TEXAS DUGAN LIMITED PARTNERSHIP, a Delaware limited partnership
c)	Landlord Notice Address: Prologis With copy to: Prologis

Attn. Market Officer                               Attn. General Counsel

2021 McKinney Avenue                         1800 Wazee Street

Suite 1050                                              Suite 500

Dallas, Texas 75201                                 Denver, CO 80202

d)	Tenant:THE DALLAS MORNING NEWS, Inc., a Delaware corporation
e)	Tenant Notice Address: PO Box 224866 With copy to: Blank Rome LLP

                                                  Dallas, TX 75222                                       200 Crescent Court

                                                Attn: Katy Murray                                     Suite 200

                                                                                                                  Dallas, Texas 75201

                                                                                                                Attn: Chris McNeill

f)	Premises:That portion of the Building containing approximately 67,600 rentable square feet as shown on Exhibit A.
g)	Building:Frankford Trade Center 19

                                                                          1433 Frankford Road

                                                                          Carrollton, TX 75007

h)	Project:Frankford Trade Center 19
i)	Tenant’s Proportionate Share of Building:54.87%
j)	Tenant’s Proportionate Share of Project:54.87%
k)	Lease Term:Beginning on the Commencement Date and ending on the day which is 61 full calendar months following the Commencement Date (the “Expiration Date”).
l)	Commencement Date:06/28/2024

m)Monthly Base Rent:

                                                                                                Period                                    Monthly Base Rent

 06/28/2024 - 07/31/20241* USD$0.00

 08/01/2024 - 06/30/2025USD$63,375.00

 07/01/2025 - 06/30/2026USD$66,226.88

 07/01/2026 - 06/30/2027USD$69,207.09

 07/01/2027 - 06/30/2028USD$72,321.41

 07/01/2028 - 06/30/2029USD$75,575.87

 07/01/2029 - 07/31/2029USD$78,976.78

                                                                   1* Monthly Base Rent of USD$63,375.00 is abated and prorated for this period.

                                                           Operating Expenses will be due as provided in the Lease during all periods.

PLD Property ID: [dal04119]

[TX]

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n)	Initial Estimated Monthly Operating Expenses: Taxes: USD$7,154.33

                                                                               Common Area Expenses:     USD$3,269.02

                                                                                                      Insurance:      USD$619.67

                                                                                         Management Fee:      USD$2,197.00

                                                                                                            Total:     USD$13,240.02

Monthly Operating Expenses are abated on per diem basis from the Commencement Date through 06/30/2024 and shall thereafter be due and payable as provided herein.

o)	Security Deposit: USD$93,000.00 in the form of Cash
p)	Landlord Broker: Stream Realty Partners
q)	Tenant Broker: Tag Realty Management
r)	Guarantor: Dallasnews Corporation, a Texas corporation
s)	Exhibits: Exhibit A Site Plan

                                                                          Exhibit B   Project Rules and Regulations

                                                                          Exhibit C   HVAC Maintenance Contract

                                                                    Exhibit D   Construction (Turnkey)

                                                                    Exhibit E     Intentionally Omitted

                                                                    Exhibit F     Guaranty (form)

                                                                    Exhibit G     Approved Tenant-Made Alterations

2. Granting Clause. In consideration for performance of Tenant’s obligations under this Lease, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises for the Lease Term, subject to the provisions of this Lease. Each party represents and warrants to the other that the individual executing this Lease on behalf of such party is authorized to do so, and that such party has taken all necessary actions for this Lease to be binding and enforceable. As a material inducement for Landlord to enter into this Lease, no later than the date hereof Tenant shall deliver to Landlord a full guaranty of Tenant’s obligations and liabilities under this Lease from Dallasnews Corporation, a Texas corporation, in the form attached hereto as Exhibit F.

3. Acceptance of Premises.  Tenant accepts the Premises in its “as-is” condition as of the Commencement Date. Tenant waives any implied warranty that the Premises is suitable for Tenant's intended purposes. Within 10 days after its receipt of Landlord’s written request, Tenant shall execute and deliver to Landlord a certificate stating the Commencement Date of the Lease. Occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease except for the payment of Monthly Base Rent and Operating Expenses.

Subject to the vacation of the Premises by the existing tenant, if any, Landlord shall allow Tenant access to the Premises on that date which is thirty (30) days prior to the Commencement Date, for purposes of preparing the Premises for the commencement of Tenant’s normal business operations, subject to applicable ordinances and building codes governing Tenant’s right to occupy or perform in the Premises (“Early Occupancy”).  During such Early Occupancy period prior to the Commencement Date, Tenant shall be bound by its obligations under the Lease, including the obligation to provide evidence of insurance, but shall not be obligated to pay the Monthly Base Rent or Operating Expenses payable by Tenant to Landlord as set forth in the Lease.

Landlord represents and warrants that as of the Commencement Date the Premises’ HVAC, electrical, plumbing and other mechanical systems are in good working order.

4. Use. The Premises shall be used only for the purpose of printing of and receiving, storing, shipping, distributing and selling (but specifically excluding retail selling) products, and for such other incidental lawful uses. Tenant shall not conduct any public sale at the Premises, use the Premises as a place of public accommodation under the Americans With Disabilities Act or any other Legal Requirements, or permit any nuisance at the Premises. Tenant shall use the Premises in compliance with all federal, state,  and local laws, orders, judgments, ordinances, regulations, codes, permits, licenses, covenants, and restrictions now or hereafter applicable to the Premises (collectively, "Legal Requirements"). Landlord represents and warrants that, as of the Commencement Date, no written notice has been received by Landlord of non-compliance with any Legal Requirements in connection with the Premises.  In the event that Landlord receives notice that the Premises is not in compliance with applicable Legal Requirements existing as of the Commencement Date and such non-compliance is not related to Tenant’s specific use of the Premises or Tenant-Made Alterations to the Premises performed by Tenant, Landlord shall make such modifications as may be required in order to bring the Premises into compliance with applicable Legal Requirements as of the Commencement Date without cost or expense to Tenant and without including such cost or expense as an Operating Expense. Furthermore, in the event Landlord receives notice that the Premises is not in compliance with applicable Legal Requirements which come into effect after the Commencement Date and such non-compliance is not related to Tenant’s specific use of the Premises or Tenant-Made Alterations to the Premises performed by Tenant, Landlord shall make such modifications as may be required in order to bring the Premises into compliance with applicable Legal Requirements which shall be chargeable to Tenant as an Operating Expense.  Tenant shall, at

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its expense, make any alterations or modifications to the Premises or Project that are required by Legal Requirements due to Tenant's specific use or occupation of the Premises.

5. Base Rent.  Upon execution of this Lease, Tenant shall pay to Landlord the first payment of Monthly Base Rent and Operating Expenses payable under the Lease, and thereafter Tenant shall pay all such payments in advance, without demand, no later than the first day of each calendar month following the Commencement Date (prorated for any fractional calendar month). Tenant shall make all payments to Landlord (or to such other party or at such location as Landlord may from time to time specify in writing) by Electronic Fund Transfer or Automated Clearing House. Tenant’s payment obligations and Landlord’s obligations under this Lease are independent obligations. Tenant shall not abate, reduce, or set-off any amounts payable except as may be expressly provided in this Lease. Without limiting Landlord’s other rights and remedies, if Tenant is delinquent in any monthly installment of Base Rent, Operating Expenses, or other amount due and payable herein beyond 5 days after the due date thereof, and after notice as provided below, Tenant shall pay to Landlord on demand a late charge equal to five percent (5%) of such delinquent sum.  Tenant shall not be obligated to pay the late charge until Landlord has given Tenant 5 days written notice of the delinquent payment (which may be given at any time during the delinquency) and the same is not cured within such five-day period; provided, however, that such notice shall not be required more than twice in any 12-month period.  The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as a penalty or as limiting Landlord's remedies in any manner.

6. Operating Expenses.    During each month of the Lease Term, on the same date that Monthly Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of Tenant's Proportionate Share (hereinafter defined) of Operating Expenses for the Project or Building.  Payments for any fractional calendar month shall be prorated.  The term "Operating Expenses" means all costs and expenses reasonably incurred by Landlord with respect to the ownership, maintenance, and operation of the Project including, but not limited to costs of: Taxes (hereinafter defined) and fees payable to tax consultants and attorneys  for consultation and contesting taxes; insurance; utilities; maintenance, repair and replacement of all portions of the Building, Premises, and Project, including without limitation, paving and parking areas, roads, non-structural components of exterior walls, non-structural components of the roofs (including the roof membrane), alleys, and driveways, mowing, landscaping, snow removal, exterior painting, utility lines, fire sprinklers and fire protection systems, the current amortized portion of any capital repairs and replacements of all portions of the Building, Premises, and Project, heating, ventilation and air conditioning systems (as defined below), lighting, electrical systems and other mechanical and building systems; amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association to which the Project is subject; a property management or administration fee payable to a property manager, including Landlord, or any affiliate of Landlord, equal to three (3%) percent of gross receipts due and payable by Tenant to Landlord under this Lease; a deductible for all-risk property insurance not to exceed USD$25,000;  security services, if any; trash collection, sweeping and debris removal; and additions or alterations made by Landlord to the Project or the Building in order to comply with Legal Requirements enacted after the Commencement Date (other than those expressly required herein to be made by Tenant) or that are appropriate to the continued operation of the Project or the Building as an industrial/warehouse facility in the market area, provided that the cost of additions or alterations that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the useful life thereof as determined by Generally Accepted Accounting Principles.

Operating Expenses do not include (a) debt service under mortgages or ground rent under ground leases; (b) leasing commissions, or the costs of renovating space for tenants (or providing tenants with allowances therefor); (c) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Premises, the Building or the Project; (d) costs of repairs, restoration, replacements or other work occasioned by (i) fire, windstorm or other casualty (including the costs of any deductibles paid by Landlord) and either (aa) payable (whether paid or not) by insurance required to be carried by Landlord under this Lease, or (bb) otherwise paid by insurance then in effect obtained by Landlord (ii) the adjudicated negligence or adjudicated intentional tort of Landlord, or any representative, employee or agent of Landlord, (iii) the act of any other tenant in the Premises, the Building or the Project, or any other tenant’s agents, employees, licensees or invitees to the extent the applicable cost is, in the Landlord’s reasonable judgment, practically recoverable from such person; (e) costs incurred (less costs of recovery) for any items to the extent such amounts are, in Landlord’s reasonable judgment, recoverable by Landlord under a manufacturer’s, materialman’s, vendor’s or contractor’s warranty; (f) non-cash items, such as deductions for depreciation and amortization of the Premises, the Building or the Project and the Premises, the Building or the Project equipment, or interest on capital invested; (g) legal fees, accountants’ fees and other expenses incurred in connection with disputes with other tenants or occupants of the Premises, the Building or the Project or associated with the enforcement of any lease or defense of Landlord’s title to or interest in the Premises, the Building or the Project or any part thereof; (h) costs incurred due to violation by Landlord or any other tenant in the Premises, the Building or the Project of the terms and conditions of any lease; (i) the cost of any service provided to Tenant or other occupants of the Premises, the Building or the Project for which Landlord is entitled to be reimbursed; (j) charitable or political contributions; (k) interest, penalties or other costs arising out of Landlord’s failure to make timely payments of its obligations; or (l) costs, expenses, depreciation or amortization for repairs and replacements required to be made by Landlord under Section 11 of this Lease. Landlord will use commercially reasonable efforts to provide advance written notice to Tenant of any non-recurring or extraordinary Operating Expenses.

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If Tenant's total payments of Operating Expenses for any year are less than Tenant's Proportionate Share of actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within 30 days after written demand, and if more, then Landlord shall either, at Landlord’s option, retain such excess and credit it against Tenant's next payments due hereunder or pay such refund to Tenant, except that during the last calendar year of the Lease Term or any extension terms thereof, Landlord shall refund any such excess within 60 days following the termination of the Lease Term or any extension terms thereof, provided that an Event of Default does not then exist under this Lease.  Any payment required to be paid by Landlord after the expiration or earlier termination of the Lease shall be delivered to the most recent address Tenant has provided to Landlord.  With respect to Operating Expenses which Landlord allocates to the entire Project or just the Building, Tenant's "Proportionate Share" shall be the percentage set forth in Section 1 of this Lease as Tenant's Proportionate Share of the Project or Tenant’s Proportionate Share of the Building (as applicable) as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises, Building, or the Project.  Landlord may equitably increase Tenant's Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project or Building that includes the Premises or that varies with Tenant’s use.  The estimated Operating Expenses for the Premises set forth in Section 1 of this Lease are only estimates, and Landlord makes no guaranty or warranty that such estimates will be accurate.

7. Security Deposit.  Tenant shall pay Landlord the Security Deposit upon execution of this Lease as security for the performance of Tenant's obligations hereunder. The Security Deposit is not an advance rental deposit, or a measure of Landlord's damages arising from an Event of Default (as hereinafter defined). Upon any Event of Default (after the expiration of all applicable grace or cure periods), Landlord may use the Security Deposit to satisfy Tenant’s obligations under this Lease, without prejudice to any other remedy provided herein or by law. Tenant shall pay Landlord, no later than 10 days from written demand from Landlord, an amount that will restore the Security Deposit to the amount required under this Lease. Landlord's obligation with respect to the Security Deposit is that of a debtor, not a trustee. The Security Deposit shall be the property of Landlord, and any remaining amount of the Security Deposit shall be paid to Tenant no later than 30 days after Tenant's obligations under this Lease have been fulfilled. Landlord shall not be required to keep the Security Deposit separate from its general accounts, and no interest shall accrue thereon. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord's obligations (including Landlord’s obligations respecting the Security Deposit).

8. Utilities.  Tenant shall pay the utility provider directly for all separately metered or contracted utilities serving the Premises, along with any taxes, penalties, or surcharges related thereto. As of the Effective Date, water and sewer services are not separately metered and the cost for Tenant’s use of same shall be included in the Operating Expenses.  For so long as water and sewer services are not separately metered to the Premises, Tenant agrees to limit use thereof to amounts consistent with normal restroom, break room, and office use. In the event Tenant’s use of water and sewer services materially exceeds the foregoing, then notwithstanding any provision of this Lease to the contrary it shall not constitute an Event of Default, provided, however, that in such event, Landlord may separately meter the water and sewer services, at Tenant’s expense, and may require Tenant to pay the service provider directly. Notwithstanding the foregoing, upon prior written notice to Tenant, and provided that: (i) such utilities are priced at, or below, local utility provider rates, and (ii) that there is no reduction of service level for such utility from the service level as of the date of the Landlord transfer, Landlord may transfer the electric and utility accounts held by Tenant at the Premises to the name of Landlord, or an appointed intermediary of Landlord. In the event Landlord transfers the utility accounts, Landlord shall timely pay all invoices from such utility service providers. Tenant shall reimburse Landlord, or Landlord’s appointed intermediary, for such utility services consumed at the Premises no later than thirty (30) days from receipt of an invoice for such utility services, which shall include units consumed at the Premises during such billing period.

Subject to Landlord’s review of the final plans for same and any applicable Legal Requirements, Tenant shall be permitted to perform Tenant-Made Alterations (defined below) consisting of installing separate water and sewer service meters at the Premises.  Thereafter, Tenant shall pay the utility provider directly for Tenant’s use of water and sewer services at the Premises.  The Tenant-Made Alterations contemplated in this paragraph shall be performed in compliance with Section 13.

9. Taxes.  Landlord shall pay all taxes, assessments, governmental charges, (including Texas Margins Tax) fees or payments to a governmental authority in lieu of taxes, and reasonable fees payable to tax consultants and attorneys for consultation and contesting taxes that accrue during the Lease Term against the tax parcel on which the Premises is located (collectively, "Taxes") which shall be included as part of the Operating Expenses charged to Tenant.  In addition, Taxes shall include all capital levies, or other taxes assessed upon the rent payable to Landlord under this Lease, and any franchise tax, excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based upon such rent, or the value of the Premises and/or the Project; provided, however, in no event shall Tenant be liable for any income taxes or inheritance imposed on Landlord unless, with respect to any such income taxes, they are in substitution for any Taxes. If any tax is levied or assessed directly against Tenant, or results from any Tenant-Made Alterations (defined below), property, contents, or fixtures placed in the Premises by Tenant, then Tenant shall pay such tax directly to the taxing authority, even if levied or assessed against Landlord.

10. Insurance. During the Lease Term, Landlord shall maintain all risk property insurance covering the replacement of the Building and commercial general liability insurance on the Project. Landlord’s insurance may be included in a

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blanket policy or captive insurance program. All insurance premiums incurred by Landlord with respect to the Project shall be included in Operating Expenses. Tenant will not use the Premises in any manner that would void Landlord's insurance.

During the Lease Term, Tenant shall maintain the following insurance policies at Tenant’s expense and without limiting Tenant’s liability under this Lease: (a) commercial general liability, on an occurrence basis, having a minimum limit of $2,000,000 per occurrence naming Landlord, Prologis, Inc., and its property manager as additional insureds; (b) all-risk property covering the full replacement cost of all property and improvements placed in the Premises or the Project by, or on behalf of, Tenant; (c) workers’ compensation as required by the applicable state statute which shall include a waiver of subrogation in favor of Landlord Parties; (d) employers liability of not less than $1,000,000, and (e) business automobile liability having a combined single limit of not less than $2,000,000 per occurrence insuring Tenant against liability arising out of the ownership, maintenance, or use of any owned, hired or non-owned vehicles. Tenant’s insurance shall provide primary and non-contributory coverage to Landlord Parties with respect to Tenant’s indemnity obligations under this Lease. Tenant’s insurance requirements may be satisfied by a combination of primary and excess policy limits or an umbrella policy. Tenant shall provide Landlord with certificates of such insurance prior to Tenant taking possession of the Premises, and thereafter prior to the expiration of the insurance coverage, or 5 days following Tenant’s receipt of Landlord’s written request.

The all-risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation in connection with any insured loss by the insurers and all rights based upon an assignment from its insured, against Landlord, or its agents, employees, contractors, or property manager (collectively the “Landlord Parties”), or Tenant, its agents, employees, contractors, subtenants, assigns, or invitees (collectively the “Tenant Parties”). No Landlord Parties or Tenant Parties shall be liable to any other, for any loss coverable by all risk property insurance, and each party waives claims against the Landlord Parties and Tenant Parties (as applicable) for such loss. Notwithstanding anything contained herein to the contrary, Tenant shall be responsible for all contents, owned or unowned, placed in the Premises by, or on behalf of, Tenant. The failure of either party to insure its property shall not void this waiver. The Landlord Parties and Tenant Parties waive any claims against the other for business interruption loss from any cause whatsoever, including damage caused in whole or in part, directly or indirectly, by the negligent acts of the other party.

11. Landlord's Repairs and Maintenance.  Landlord shall repair, at its expense and without pass through as an Operating Expense, the structural soundness of the roof (which does not include the roof membrane, the costs of which will be included in Operating Expenses), the structural soundness of the foundation, and the structural soundness of the exterior walls of the Building.  The term "walls" as used in this Section shall not include windows, glass or plate glass, doors or overhead doors, store fronts, dock bumpers, dock plates or levelers.  Landlord’s obligations for repair and replacements under this Lease shall expressly exclude any maintenance, repairs, or replacements which are the result of misuse or damage by Tenant Parties, or occur as the result from Tenant-Made Alterations or other improvements to the Premises completed by Tenant, and, subject to Sections 10 and 16, Tenant shall reimburse Landlord no later than thirty (30) days from demand from Landlord for the reasonable cost of any repair or replacement resulting from misuse or damage by Tenant Parties.  Tenant shall promptly give Landlord written notice of any repair required by Landlord.

12. Tenant's Repairs.  Landlord shall, at Tenant’s expense as provided in Section 6, maintain in good repair and condition the roof membrane, parking areas and other common areas of the Building, including, but not limited to driveways, alleys, landscape and grounds surrounding the Premises. Subject to Landlord's obligations in Section 11, and subject to Sections 10 and 16, Tenant, at its expense, shall maintain repair, and replace in good working order all areas, improvements and systems exclusively serving the Premises including, without limitation, dock and loading areas, dock doors, dock equipment, plumbing, water and sewer lines up to points of common connection, entries, doors, ceilings, windows, the heating, ventilation, and air conditioning units serving the Premises (the “HVAC”), and interior walls, which repair and replacement obligations include capital repairs whose benefit may extend beyond the Expiration Date.  The HVAC systems serving the Premises shall be maintained at Tenant's expense pursuant to maintenance service contracts entered into by Tenant in accordance with Exhibit C to this Lease.  The scope of services and contractors under such maintenance contracts shall be reasonably approved by Landlord.  If Tenant fails to perform any Tenant maintenance, repair, or replacement required under this Lease within 30 days from demand from Landlord, Landlord may perform such work and Tenant shall reimburse Landlord for the reasonable costs of such work within 30 days after demand from Landlord along with a 5% administrative fee.

13. Tenant-Made Alterations and Trade Fixtures.    Tenant must obtain Landlord’s written consent (which will not be unreasonably withheld, conditioned or delayed) for any alterations or improvements made to the Premises or Project by, or on behalf of, Tenant ("Tenant-Made Alterations"). Tenant shall be responsible to ensure that all Tenant-Made Alterations comply with Legal Requirements and are constructed in a good and workmanlike manner by reputable contractors. Tenant shall provide Landlord with the names of all contractors performing work or supplying materials prior to beginning construction, and Landlord may post notices of non-responsibility at the Premises. Tenant shall cause its contractor completing Tenant-Made Alterations to provide certificates of insurance for worker's compensation, including a waiver of subrogation in favor of Landlord Parties, and commercial general liability in an amount equal to USD$2,000,000, including a provision of additional insured status for Landlord Parties.  Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord final lien waivers from all contractors and subcontractors who provided services for the Tenant-Made Alterations.  Upon surrender of the

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Premises, Tenant shall remove all Tenant-Made Alterations and any improvements constructed by Tenant, unless Landlord notifies Tenant that they shall remain as Landlord's property. Tenant shall repair any damage resulting from such removal. Upon Tenant's written request, Landlord shall provide Tenant a list of Tenant-Made Alterations Landlord will allow to remain upon the Expiration Date.

Without Landlord’s approval, Tenant may erect shelves, racking, machinery and trade fixtures in the Premises (collectively "Trade Fixtures"), provided such items: (a) do not overload the slab, (b) may be removed without damaging the slab or the Premises, and (c) comply with all Legal Requirements. Upon Lease termination, Tenant, at its expense, shall remove its Trade Fixtures and repair any damage to the Premises caused from such removal.

Subject to Landlord’s approval of the final plans and specifications, Landlord hereby approves those certain Tenant-Made Alterations to be completed by Tenant at its sole cost and expense in accordance with the provisions of this Paragraph and in accordance with the preliminary plans and specifications related thereto as described on Exhibit G.

14. Signs.  Tenant must obtain Landlord’s written consent (which will not be unreasonably withheld, conditioned or delayed) for any exterior signage. Upon the Lease termination, Tenant, at its expense, shall remove all such signage and repair, paint, and/or replace any building facia surfaces damaged by such removal. Tenant, at its expense, shall comply with all Legal Requirements pertaining to such items.

15. Parking.  Tenant may park operable vehicles in areas of the Project designated for non-reserved parking and may park operable vehicles and trailers overnight at the docks and designated truck and trailer parking areas for the Premises. Tenant shall not park vehicles or trailers in a manner that causes interference with the access to the parking lots and truck courts at the Project. Landlord may allocate parking spaces among Tenant and other tenants in an equitable manner if Landlord reasonably determines such allocation is beneficial to the Project. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.

Landlord acknowledges and agrees that Landlord will not allocate any parking spaces to other tenants which may reduce Tenant's pro rata share of the common area parking with other tenants of the Project or designate parking space adjacent to the Premises for the exclusive use of another tenant in the Building.

16. Restoration.  If at any time during the Lease Term the Premises is damaged by fire or other casualty event (the “Casualty Damage”), within 60 days after such event, Landlord shall notify Tenant in writing of its reasonable estimate for restoration time (the "Restoration Notice"). If the restoration time is estimated to exceed 6 months, either Landlord or Tenant may elect to terminate this Lease upon delivery of written notice to the other party no later than 30 days after delivery of the Restoration Notice. If neither party elects to terminate this Lease, or if Landlord estimates that restoration will take less than 6 months, then Landlord shall, subject to receipt of insurance proceeds, restore the Premises, excluding any Tenant-Made Alterations and Trade Fixtures. Notwithstanding the foregoing, either party may terminate this Lease if the Casualty Damage occurred during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage. Commencing on the date of the Casualty Damage, Monthly Base Rent and Operating Expenses shall be abated from the date of Casualty Damage through the period of repair and restoration in the proportion of the Premises, if any, which is not usable by Tenant. Such abatement shall be the sole remedy of Tenant, and Tenant waives any right to terminate this Lease by reason of damage or casualty loss except as provided above.

17. Condemnation.  If the entire Premises is permanently taken by right of eminent domain, or by a purchase in lieu thereof (each a "Taking" or "Taken"), then upon written notice by Landlord this Lease shall terminate and Monthly Base Rent and Operating Expenses shall be apportioned as of the date of the Taking. In the event (i) more than thirty percent (30%) of the Premises is involved in a Taking as described in this Section 17, or (ii) more than thirty percent (30%) of the parking spaces for the Building are Taken and not replaced by Landlord with other parking spaces in the Project proximate to the Building, and in either case the Taking, in Tenant's reasonable judgment, would materially interfere with or impair Tenant's operations at the Premises, then in any such event Tenant shall have the right to terminate this Lease by giving written notice of termination to Landlord within thirty (30) days of such Taking. If part of the Premises is Taken, then this Lease shall be terminated only with respect to the portion so Taken and Monthly Base Rent and Operating Expenses shall be proportionately reduced to the extent fair and reasonable under the circumstances, and Landlord shall at its own expense promptly restore the Premises to an architectural whole if needed. In the event of a Taking, Landlord shall be entitled to receive the entire purchase price or award from a Taking, and Tenant shall assign to Landlord Tenant's interest, if any, in such purchase price or award. Without diminishing Landlord's purchase price or award, Tenant shall have the right to make a separate claim against the Taking authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant.

18. Assignment and Subletting.  Tenant shall not assign this Lease, sublease the Premises, or mortgage or pledge its leasehold interest in this Lease without Landlord’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), except as provided below, and any attempt to do so shall be an immediate Event of Default. In determining whether to grant, delay or condition its consent, Landlord may consider whether the intended use would adversely impact the value of the Building, the use or operations of other tenants at the Project,

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or impair Landlord’s ability to lease other space in the Project. Tenant shall provide Landlord the proposed assignee or sublessee’s name, a description of its business, its financial information, and such other information as Landlord may reasonably request. Any approved assignment or sublease shall be expressly subject to: (a) the terms and conditions of this Lease, and (b) revocable if there is an uncured Event of Default (after the expiration of all applicable grace and cure periods with respect to any non-monetary Event of Default), either at the time of notice or as of the effective date of the assignment or sublease. In an Event of Default, Landlord may collect rent from any occupant of the Premises and apply the amount collected to the next installment of rent due under this Lease. For purposes of this Section, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless the interests are publicly traded. Notwithstanding the above, without Landlord’s consent, but with prior written notice to Landlord, Tenant may assign this Lease, or sublet the Premises to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a "Tenant Affiliate"). This Lease shall be binding upon Tenant’s successors and assigns. Upon Landlord's receipt of Tenant's written notice of a desire to assign this Lease, or sublet the Premises (in each case other than to a Tenant Affiliate), Landlord may terminate this Lease with respect to the area of the Premise described in Tenant's notice by giving written notice to Tenant within 30 days of Landlord’s receipt of such request. Tenant may withdraw its notice to sublease or assign by notifying Landlord within 10 days after Landlord has given Tenant notice of such termination, in which case the Lease shall not terminate but shall continue.

Notwithstanding any assignment or subletting (or any Landlord consent thereto), Tenant and any guarantor of Tenant's obligations shall remain liable for all of Tenant’s obligations under this Lease. In the event that the Monthly Base Rent due by a sublessee exceeds the Monthly Base Rent payable under this Lease, then Tenant shall pay to Landlord 50% of such excess within 30 days following receipt.  If the Premises is subleased, or if the Premises are occupied by anyone other than Tenant, then Landlord may collect rent from such subtenant or occupant and, except to the extent set forth in the preceding sentence, apply the amount collected to the next installment rent payable hereunder.

19. Indemnification.    Tenant agrees to indemnify, defend, and hold harmless, Landlord Parties from and against all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) resulting from third party claims for personal injuries, or damage, theft, or loss of property occurring at the Project which arises from: (a) the use and occupancy of the Premises by Tenant Parties, or (b) any other act or omission of Tenant Parties, except in each case to the extent arising from the negligence or willful misconduct of Landlord Parties. The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under this Section.

20. Inspection, Data, and Access. Landlord and its agents, representatives, lenders, investors, prospective buyers, consultants, and contractors may enter the Premises at reasonable times to inspect the Premises for any reasonable business purpose, and during the last year of the Lease Term, to show the Premises to prospective tenants. Landlord may grant easements, make public dedications, designate or modify common areas, and create restrictions affecting the Project (collectively, “Encumbrances”), provided that the Encumbrances do not materially interfere with Tenant's authorized use or occupancy of the Premises. Tenant agrees to execute any reasonable instruments as may be necessary for Encumbrances. Upon reasonable prior written notice to Tenant, Landlord may install and maintain sensors and meters (collectively “Devices”) in the Premises for the purpose of collecting raw Building data regarding the operational efficiency of the HVAC, roof, foundation and exterior walls, temperature, utility, and lighting usage (the “Data”). The Devices shall not: (a) materially interfere with Tenant's use or occupancy of the Premises, (b) include cameras, video, or voice recording devices, or (c) collect personal or employee data, or otherwise track or identify people, equipment, or inventory. Landlord shall own all rights, title and interest in all the Data collected from Devices. Upon request to Landlord, Tenant shall have the right to access and use the Data for its internal business purposes during the Lease Term.

21. Quiet Enjoyment. Absent any uncured Event of Default, Tenant shall have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

22. Surrender.   Upon the Lease termination, or the termination of Tenant's possession of the Premises, Tenant shall surrender to Landlord the Premises, and all systems serving the Premises which Tenant is obligated to maintain, repair, and replace in the same condition as received, ordinary wear and tear, casualty loss and condemnation excepted, and remove all Trade Fixtures, Tenant-Made Alterations (except those that Landlord has designated to remain pursuant to Section 13) and property. Tenant shall remove, or cut below the slab surface, all racking bolts, and repair cracks, spalling, and racking bolt damage with mm-80 (or equivalent) epoxy or polymer to match concrete color and finished smooth with slab surface. All floor striping (including paint or tape) shall be removed with no residual staining or other indication that such striping or taping existed. Any such items not removed shall be deemed abandoned. In the event Tenant fails to comply with the requirements above, Landlord may complete such work, and Tenant shall reimburse Landlord for the reasonable costs thereof no later than thirty (30) days following Landlord’s written demand. Any outstanding Tenant obligations under this Lease shall survive the termination of the Lease Term.

23. Holding Over.  Possession of the Premises by Tenant after the termination of this Lease, shall be subject to immediate termination by Landlord, and all terms of this Lease shall be applicable during such holdover period except (a) any expansion, renewal, or similar option shall be null and void, and (b) Monthly Base Rent for the holdover period shall be 150% of the Monthly Base Rent in effect immediately prior to the holdover period. In addition,

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Tenant shall be liable for all reasonable damages incurred by Landlord as a result of the holdover. Holdover shall not extend the Lease Term, and this Section shall not be construed as consent for Tenant to retain possession of the Premises. For purposes of this Section, “possession of the Premises” shall continue until Landlord has legal control over the Premises, all keys have been delivered, and Tenant has surrendered the Premises in the condition and repair as required in this Lease.

24.	Events of Default. Each of the following shall be an event of default ("Event of Default") by Tenant:

a) Failure by Tenant to pay any installment of Monthly Base Rent, Operating Expenses, or any other payment required within 5 days after written notice from Landlord to Tenant that such payment was due; provided, however, that Landlord shall not be obligated to provide written notice of such failure more than two (2) times in any consecutive 12-month period, and the failure of Tenant to pay any third (3rd) or subsequent installment of Base Rent or any other payment required herein when due in any consecutive 12-month period shall constitute an immediate Event of Default by Tenant under this Lease without the requirement of notice or opportunity to cure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under applicable law.

b) Tenant or any guarantor: (i) makes a general assignment for the benefit of creditors; (ii) commences any action to have an order for relief entered on its behalf as a debtor, or to adjudicate it as bankrupt, or insolvent, or seek reorganization, liquidation, or dissolution of it, or its debts, or seek an appointment of a receiver, trustee, custodian or similar official for it, or its property (collectively a "Proceeding for Relief"); (iii) becomes subject to an involuntary Proceeding for Relief which is not dismissed, discharged, vacated or stayed within 60 days of filing; or (iv) is dissolved or otherwise fails to maintain its legal existence.

c) Failure to maintain any insurance in the forms and amounts required by this Lease at any time during the Lease Term which shall be an immediate Event of Default, or to timely deliver any certificate of insurance as provided in Section 10  of the Lease.

d) Failure to comply with any other provision of this Lease for more than 30 days after Landlord has given Tenant written notice, except as otherwise provided in this Lease (said notice being in lieu of, and not in addition to, any notice required as a prerequisite to a forcible entry, detainer or similar action for possession of the Premises); provided, however, that Tenant shall not be in default under the circumstances described in this Section 24(d) if Tenant has made diligent efforts to cure such default within the foregoing 30 day period, and thereafter proceeds continuously and diligently to cure such default within a commercially reasonable time.

e) The occurrence of any Event of Default otherwise specifically set forth in this Lease.

25. Landlord's Remedies.  For so long as any Event of Default continues, Landlord may at any time elect to: (a) terminate this Lease, (b) terminate Tenant's right of possession of the Premises (but Tenant shall remain liable as hereinafter provided), and/or (c) pursue any other remedies at law or in equity. Upon the termination of this Lease, or termination of Tenant's right of possession, Landlord may, without formal demand or notice except as required by Legal Requirements, re-enter the Premises by any action or proceeding authorized by law, and remove Tenant, and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place, or remove and store, all property at the Premises at Tenant’s reasonable expense. In the event Landlord delivers three notices of an Event of Default under this Lease in any consecutive twelve-month period, any subsequent failure to comply with this Lease shall be deemed an Immediate Event of Default. The term “Immediate Event of Default” shall mean Tenant has no cure period, and Landlord may immediately pursue all of its remedies.

If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: (a) all Monthly Base Rent, Operating Expenses, and all other amounts payable by Tenant which have accrued as of the date of termination; (b) the unamortized value of the Monthly Base Rent for any periods of abated Monthly Base Rent (as amortized over the full term of this Lease); (c) the reasonable cost of reletting the Premises, including the unamortized brokerage fees and/or leasing commissions incurred by Landlord, costs of removing and storing property, repairing or altering the Premises to the condition required by Tenant under this Lease; (d) all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs; and (e) the excess of the then present value of the Monthly Base Rent, Operating Expenses, and other amounts payable by Tenant under this Lease applicable to the period following the termination of this Lease through the Expiration Date, over the present value of any amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises during such period, taking into consideration the availability of acceptable tenants consistent with Landlord’s reasonable leasing criteria and other market conditions. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of the termination.

If Landlord terminates Tenant's right of possession (but not this Lease), Landlord shall use commercially reasonable efforts to relet the Premises without releasing Tenant from any liability hereunder and without notice to Tenant; provided, however, (a) Landlord shall not be obligated to accept a Tenant-proposed tenant, and (b) Landlord shall have the right to lease any other space controlled by Landlord or Landlord’s affiliate first. Any reletting of the Premises shall be on terms and conditions acceptable to Landlord in its reasonable discretion. Provided that Landlord complies with the requirements of this paragraph, Landlord shall not be liable, nor shall Tenant's obligations be reduced as a result of Landlord not reletting the Premises. Landlord shall have the right to make repairs, changes, alterations, or additions to the Premises as Landlord reasonably deems necessary in order to relet the Premises. If the Premises is not relet, then Tenant shall pay to Landlord, as damages, a sum equal to: (1) the Monthly Base Rent Operating Expenses payable by Tenant for such period that the Premises has not been relet, plus

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the cost of recovering possession of the Premises (including reasonable attorneys' fees and court costs); (2) any Monthly Base Rent, Operating Expenses, and other amounts accrued and unpaid at the time of repossession; and (3) the reasonable costs incurred by Landlord’s efforts to relet the Premises. If the Premises is relet, and the total rent and expenses payable by such replacement tenant (after first deducting any unpaid amounts payable by Tenant which accrued under this Lease, the reasonable cost of recovering possession of the Premises, the reasonable costs of repairs and alterations to the Premises completed by Landlord on Tenant’s behalf, and leasing commissions) is not sufficient to satisfy the total rent and expenses payable by Tenant under this Lease, then Tenant shall immediately pay any such deficiency to Landlord upon written demand. Notwithstanding any reletting without termination, Landlord may elect to terminate this Lease for a previous Event of Default at any time upon written notice.

Landlord’s exercise of any remedies shall not be deemed an acceptance of surrender of the Premises and/or a termination of this Lease. Landlord’s failure to enforce its rights under this Lease strictly in accordance the terms hereof shall not modify this Lease or create a custom contrary to the specific provisions of this Lease. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease, or at law or in equity, shall not waive its rights or remedies in connection with any subsequent Event of Default. No waiver by Landlord of any Lease provision shall be effective unless in writing and signed by Landlord, even if Landlord accepts Tenant’s payments with knowledge of Tenant’s breach of the Lease. Tenant waives all right of redemption following termination of the Lease or Tenant’s right of possession by a judgment or warrant of any court. In the event Landlord exercises self-help or lock-out, remedies, as provided by law, Tenant waives all claims against Landlord for business loss, business interruption, or any other damages resulting from Landlord's self-help or lock-out. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Lease, are not restricted to their technical legal meanings.

26. Tenant's Remedies/Limitation of Liability. Landlord shall be in default of this Lease if Landlord fails to perform any of its obligations under this Lease within 30 days after written notice from Tenant specifying such failure (unless performance will, due to the nature of the obligation, require more than 30 days, then after a period of time reasonably necessary to cure such default). All obligations of Landlord shall be construed as covenants, not conditions; and, except as otherwise provided in this Lease, Tenant may not terminate this Lease for Landlord's breach of its obligations. The term "Landlord" shall mean only the then-current owner of the Premises, and in the event of an assignment of the Lease and a written assumption of all of the obligations of the Landlord arising hereunder, the assignor shall be released and discharged from all obligations of Landlord under this Lease, and such obligations shall be binding during the Lease Term upon each new assignee for the duration of such owner's ownership. Any liability of Landlord shall be limited solely to its interest in the Project, and in no event shall any personal liability or recourse to any other property or assets of Landlord be asserted against Landlord as a result of Landlord’s breach of this Lease.

27. Subordination.  Tenant's interest and rights under this Lease shall automatically be subject and subordinate to any lien of an existing or future mortgage or any ground lease to which the Premises is subject, and all amendments, modifications, assignments and extensions thereof. Tenant agrees, at the election and after written notice from the holder of any mortgage, or lessor under any ground lease, to execute, acknowledge and deliver such reasonable instruments to confirm such subordination and attornment. Any such holder may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant. The term "mortgage" whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances. Any reference to the "holder" of a mortgage shall be deemed to include the beneficiary under a deed of trust.

28. Mechanic's Liens. Tenant shall not allow any lien or encumbrance of any kind to be placed upon the Building as a result of services or materials provided to the Building at any Tenant Parties’ request. Tenant shall save and hold Landlord harmless from all loss, cost or expense based on or arising out of claims or liens asserted against the Building as a result of services or materials provided to the Building at any Tenant Parties’ request. Tenant shall give Landlord immediate written notice of any such lien or encumbrance placed against the Building and cause the lien or encumbrance to be discharged, or bonded over, in a manner reasonably satisfactory to Landlord, within 25 days of the filing or recording thereof or such failure shall be deemed an Immediate Event of Default.

29. Estoppel Certificates. Tenant agrees to execute and deliver to Landlord, or Landlord’s designee, within 10 days after Landlord’s written request an estoppel certificate containing customary provisions. Tenant's failure to timely deliver an estoppel certificate shall constitute an immediate Event of Default in the event Tenant fails to deliver such estoppel certificate within 2 business days following Landlord’s notice to Tenant of Tenant’s failure to comply with this Section.

30. Environmental Requirements. Tenant shall not allow any party to introduce, transport, store, use, generate, manufacture, or dispose of any Hazardous Material at the Project without Landlord's prior written consent except for Hazardous Materials contained in: (a) products used by Tenant in de minimis quantities for ordinary cleaning and office purposes; (b) forklift propane tanks, and (c) products stored by Tenant in their original, sealed, and unopened containers. Tenant, at its sole cost and expense, shall: (v) cause its operations at the Project to comply strictly with all Environmental Requirements, including all reporting obligations imposed by applicable Environmental Requirements in the capacity as “operator” of Tenant’s “facility” and the “owner” (as such terms are used in applicable Environmental Requirements) of all Hazardous Materials brought onto the Project by Tenant Parties, and the wastes, by-products, or residues generated, resulting, or produced therefrom, or extracted from the

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Project by Tenant Parties; (w) promptly inform and provide copies of any documentation relating in any way to Hazardous Materials at the Project which Tenant receives or sends; (x) promptly and diligently remediate in a manner satisfactory to Landlord’s reasonable requirements, any Hazardous Materials released on, or from, the Project by Tenant Parties; (y) promptly notify Landlord in writing upon becoming aware of any spill, release, discharge, or disposal of any Hazardous Material in, on, or under the Project; and (z) promptly complete and deliver any disclosure or certification reasonably requested by Landlord in writing concerning Tenant Parties’ transportation, storage, use, generation, manufacture or release of Hazardous Materials in, on, or about the Project. Tenant shall be strictly liable to Landlord for Tenant Parties’ transportation, storage, use, generation, manufacturing, disposal, or release of Hazardous Materials at the Project without regard to the fault or negligence of any other party. Notwithstanding any notice and cure periods provided herein, Tenant shall promptly commence and diligently pursue its remediation obligations in accordance with this Section. The term "Environmental Requirements" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders, or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions, including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means any substance, material, waste, pollutant, or contaminant regulated by any Environmental Requirements, asbestos, radioactive materials, and petroleum (including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixtures of natural gas and such synthetic gas).

Tenant shall have no liability to Landlord as to Hazardous Materials on the Project which arose prior to Tenant’s initial possession of the Premises, or during the Lease Term which were caused or permitted by any party other than Tenant, or Tenant Parties, or for Tenant’s disturbance of known existing Hazardous Materials.

Tenant shall indemnify, defend, and hold Landlord Parties harmless from and against any and all losses, claims, demands, actions, suits, damages, costs and expenses (including reasonable attorney, fees, punitive damages, and any reduction in the value of the Project) which are brought or recoverable against, or suffered or incurred by Landlord as a result of: (a) any release of Hazardous Materials on, or from, the Project by Tenant Parties, or (b) Tenant Parties’, breach of, or noncompliance with, this Section, regardless of whether Tenant had knowledge of such noncompliance. Tenant’s obligations under this Section shall survive the Expiration Date or earlier termination of this Lease.

If Landlord’s inspection pursuant to Section 20 reveals noncompliance by Tenant with the provisions of this Section, Tenant shall promptly reimburse Landlord for the reasonable cost of such inspection and testing. Landlord's receipt of a ‘clean’ environmental assessment shall in no way release Tenant from its obligations under this Section or constitute a waiver by Landlord of its rights and remedies herein.

31. Rules and Regulations.  Tenant shall comply with all rules and regulations reasonably established by Landlord covering use of the Project. The current rules and regulations are attached hereto as Exhibit B, which may be supplemented from time to time. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project, but Landlord shall enforce such in a non-discriminatory manner.  All rules and regulations must be reasonable, uniformly enforced and applied. Notwithstanding the foregoing, in the event of any conflict between any provision of the body of this Lease and any provision of such rules and regulations, the provisions contained in the body of this Lease shall control and prevail.

32. Force Majeure. Neither Landlord nor Tenant shall be responsible for delays in the performance of its obligations hereunder, whether foreseen or unforeseen, caused by labor disputes, acts of God, inability to obtain labor or materials, governmental restrictions or regulations or delay in issuance of permits, pandemic, enemy or hostile governmental action, civil commotion, casualty, and other causes beyond the reasonable control of Landlord or Tenant, as the case may be (collectively, “Force Majeure"); provided Force Majeure shall not apply to monetary obligations.

33. Entire Agreement. This Lease (including its exhibits) constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof. Any prior or contemporaneous agreements, promises, negotiations, or representations between the parties hereto are superseded by this Lease. This Lease may only be amended in writing signed by both parties.

34. Severability.  If any clause of this Lease is deemed to be illegal, invalid or unenforceable under present or future laws, then it is the intention of the parties that such clause be replaced with a valid clause of similar meaning and that the remainder of this Lease shall not be affected.

35. Brokers.  Each party represents and warrants to the other that it has not dealt with any broker or agent in connection with this transaction, other than Landlord Broker and Tenant Broker, if any, set forth in Section 1 of this Lease. Each party agrees to defend, indemnify and hold the other harmless from and against any claims by any other broker or agent claiming a commission or other form of compensation by virtue of having represented the indemnifying party with regard to this Lease.

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36.	Miscellaneous.
a)	TIME IS OF THE ESSENCE as to the performance of Tenant's and Landlord’s obligations under this Lease.
b)	Any payments or charges due from Tenant to Landlord hereunder other than Monthly Base Rent shall be considered additional rent for all purposes of this Lease.
c)

All notices required or permitted under this Lease shall be in writing and sent to the applicable party as set forth in Section 1 by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or hand delivery. Either party may, upon written notice, change its notice address(es). Notice shall be deemed given upon delivery or refusal of delivery except where otherwise provided herein.

d)

Where approval or consent is required of either Landlord or Tenant, such approval or consent shall not be unreasonably withheld, conditioned or delayed  except as otherwise provided herein, or as otherwise required by law.

e)

At Landlord's request, Tenant shall furnish Landlord with true and complete copies of its most recent financial statements, which Landlord hereby acknowledges may be consolidated with the financial statements of the Guarantor.

f)	Neither this Lease, nor a memorandum of lease, shall be recorded by Tenant.
g)

The laws of the state in which the Project is located shall govern the construction and interpretation of this Lease, without regards to any principles of conflicts of laws. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments to this Lease.

h)

Landlord’s submission of this Lease shall not constitute an option to lease the Premises, nor be binding or confer any right or impose any obligations upon either party until execution and delivery of this Lease by both parties.

i)

The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope, intent, or any provision of this Lease, or in any way affect the interpretation of this Lease.

j)

All exhibits and addenda attached hereto are incorporated into, and made a part of, this Lease. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control except as contemplated in Section 31.

k)	Any amount not paid by Tenant when due shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or 12 percent per year.
l)

In the event either party initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney's fees, filing fees, and court costs. The phrase “prevailing party” includes a party who substantially receives the relief desired whether by dismissal, summary judgment, or otherwise.

m)

Landlord shall have the right to place energy installations, including, but not limited to, solar systems,  battery storage facilities, and electric vehicle charging facilities, on the Building or the Project, or to enter into a lease allowing a third party the right to install and operate an energy installation on the Building or the Project; provided such energy installation does not unreasonably and adversely impact Tenant’s use of the Premises, or result in additional costs to Tenant. Tenant waives all rights to any environmental attributes or incentives resulting from an energy technology installation. Tenant hereby waives all rights to, and agrees and acknowledges that Landlord shall retain the exclusive right to the use of the exterior of the Building and Project for any signage purposes, virtual or otherwise except as provided otherwise in this Lease. Landlord may request, and Tenant shall deliver to Landlord, data regarding Tenant’s utility usage at the Premises as required by law or to provide, maintain, improve, and keep in good working order the Project. Tenant can satisfy this requirement by either: (a) providing written consent for Landlord to obtain the information directly from the utility company, or (b) providing the data to Landlord in an electronic format reasonably acceptable to Landlord.

n)

This Lease may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one and the same agreement. The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, PDF and/or other electronic image file format shall constitute and have the same force and effect as the original signature of the party. Following execution, a PDF (or similar image file format) of this entire agreement (whether signed electronically or in ink) shall be considered to be the original agreement for all purposes.

o)

In the event the Building or Project is subject to mandated building performance standards, energy benchmarking ordinances, or any similar Legal Requirements which intend to regulate the energy usage or emissions at the Building (collectively “Energy Requirements”), and Tenant’s use and operations at the Building or Project contributes to Landlord incurring a penalty, fine, or fee as a result of non-compliance with such Energy Requirement, Tenant shall reimburse Landlord for such penalty, fine, or fee (in the amount described below) no later than 30 days following receipt of an invoice for such amount.  In the event the Premises is less than the entire area of the Building, Tenant’s obligation to reimburse Landlord for such penalty, fine, or fee to the extent attributable to the Building shall be calculated based on the proportionate share of such penalty, fine, or fee which is attributable to Tenant’s use and operations at the Building as reasonably determined by Landlord.

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p)	The term “days” shall mean calendar days unless otherwise specified, and the term “including” shall mean ‘including, but not limited to’.
q)	Landlord and Tenant each represents to the other that:

(i)neither it, nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, including those parties names on the OFAC’s Specially Designated and Blocked Persons List and those covered pursuant to Executive Order 13224 signed on September 24, 2001, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or other governmental action; and

(ii)its activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or USA Patriot Act, or the regulations or orders promulgated thereunder (as amended from time to time).

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37.

Waiver of Jury Trial.  TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (IN CONTRACT, TORT, OR OTHERWISE), BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

TENANT:

THE DALLAS MORNING NEWS, Inc.
a Delaware corporation

By:__/s/ Katy Murray____________

Name: Katy Murray

Title: President

LANDLORD:

TEXAS DUGAN LIMITED PARTNERSHIP
a Delaware limited partnership

By: Dugan General Partner LLC
a Delaware limited liability company
its general partner

By: Authorized Person

By:_____/s/ Mitch Pruitt_____

Name: _________Mitch Pruitt_____

Title: ________VP-Leasing__ ____
of Prologis, Inc., a Maryland corporation

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